VALHI, INC. ANNOUNCES RADIOACTIVE
BYPRODUCT LICENSE DECISION

DALLAS, TEXAS . . . October 23, 2007 . . . Valhi, Inc. (NYSE: VHI) reported today that its wholly owned subsidiary, Waste Control Specialists LLC (“WCS”), received notification that the Executive Director of the Texas Commission on Environmental Quality (“TCEQ”) has prepared a draft license and made a preliminary decision that this license meets all statutory and regulatory requirements for the disposal of byproduct material at WCS’ site in Andrews County, Texas.  Byproduct material includes uranium or thorium mill tailings as well as equipment, pipe and other materials used to handle and process the mill tailings.

“This is a great accomplishment for our company and I am very proud of our team of professionals that prepared the license application,” said Rodney A. Baltzer, President of WCS. “The byproduct license application was a result of thousands of hours spent by WCS analyzing and documenting the characteristics of our site and describing the design and operations of the proposed byproduct disposal facility.”

“The byproduct license recommendation is a result of a very thorough and detailed review by TCEQ and the Texas Department of State Health Services,” Mr. Baltzer said.

“When approved, this license will allow us to safely dispose of the 3,776 canisters received from the Fernald, Ohio site remediation and currently in storage at our site as well as provide a more economical disposal facility for uranium miners in Texas and New Mexico,” Mr. Baltzer said.  “We have a great facility and a supportive community who welcomes the addition of jobs that this will bring to the area.”

Steven L. Watson, President and Chief Executive Officer of Valhi, said “Valhi’s involvement with WCS started in 1995 and since then WCS has continued to develop and expand its waste handling capabilities consistent with its long term strategy to provide “one-stop shopping” for hazardous toxic, low-level and mixed low-level radioactive wastes.  We believe these achievements will provide a competitive advantage and the ability to offer unique processing and disposal solutions and alternatives to numerous environmental sites and businesses throughout the USA.”

The WCS facility in Andrews County, Texas is currently licensed for the processing, storage and disposal of a broad range of hazardous, toxic and certain types of low-level and mixed low-level radioactive waste.

Valhi is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

Statements in this release that are not historical in nature are forward-looking in nature and represent Valhi’s beliefs and assumptions based on currently available information.  In some cases, these forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expected” or comparable terminology.  Although Valhi believes the expectations reflected in such forward-looking statements are reasonable, Valhi does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results.  Actual future results could differ materially from those predicted.  Among the factors that could cause Valhi’s actual future results to differ materially from those described herein are the risks and uncertainties described from time to time in the Valhi’s filings with the U.S. Securities and Exchange Commission.